Exhibit 99.1

NEWS RELEASE

The Hartford To Focus On Property And Casualty,

Group Benefits And Mutual Funds Businesses

•	Ongoing businesses have competitive market positions, strong capital generating ability and lower sensitivity to capital markets

•	Sharper focus positions the company to deliver greater value to shareholders

•	Individual Annuity placed into runoff; Company pursues sale or other strategic alternatives for Individual Life, Woodbury Financial Services and Retirement Plans

Hartford, Conn., March 21, 2012 – The Hartford has decided to focus on its property and casualty, group benefits and mutual funds businesses, each of which has a competitive market position, strong capital generating ability and lower sensitivity to capital markets. This sharper focus positions The Hartford to deliver superior performance and greater shareholder value.

As a result, the company is placing its Individual Annuity business into runoff and is pursuing sales or other strategic alternatives for Individual Life, Woodbury Financial Services and Retirement Plans. Today’s announcement is the result of management and the Board of Directors’ rigorous evaluation of the company’s strategy and business portfolio conducted over the past several quarters and concluded this week.

“The Hartford’s sharper focus will lead to an organization that, over time, will be positioned for higher returns on equity, reduced sensitivity to capital markets, a lower cost of capital and increased financial flexibility,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “With this portfolio and the actions we are taking, we are on the right path to unlock value and deliver superior, long-term returns for shareholders.”

“In the Commercial Markets and Consumer Markets segments, we will leverage our expertise in underwriting, distribution and claims management, to both improve returns and grow profitably. Mutual Funds is a high return business, and we are enthusiastic about our strategy to accelerate sales growth with the expanded Wellington Management sub-advisory relationship,” added McGee.

The company will stop new annuity sales effective April 27 and expects to take a related after-tax charge of $15 million to $20 million in the second quarter of 2012. This action is also expected to reduce annual run-rate operating expenses by approximately $100 million, pre-tax, beginning in 2013.

Starting in the second quarter of 2012, financial results for the Individual Annuity segment, which consists of U.S. variable, fixed and fixed indexed annuities, will be reported in Life Other Operations. As part of the runoff strategy, The Hartford will continue to pursue actions to reduce the risks associated with the legacy annuity blocks, and to improve capital efficiency.

The company is also pursuing sales or other strategic alternatives for Individual Life, Woodbury Financial Services and Retirement Plans. The Hartford has engaged financial advisors to assist in this process. During this period, the company will continue to write new business. Proceeds from any transactions will give The Hartford additional financial flexibility, providing opportunities to deleverage, derisk the legacy annuity blocks, invest in the business and potentially take other capital management actions.

“The actions announced today will allow us to build on our strong financial foundation by concentrating our resources on a smaller number of businesses to position The Hartford for long-term success,” said The Hartford’s Executive Vice President and CFO Christopher J. Swift. “Individual Life, Woodbury Financial Services and Retirement Plans are strong businesses with distinct market positions and talented employees, but they do not align with our go-forward focus. They will be better positioned for success as part of other organizations. As we have done for more than 200 years, The Hartford will continue to honor its commitments to policyholders and provide a high level of service to its customers. In addition, we will continue to maintain capital resources and financial strength required by our business strategy and consistent with our current ratings.”

Investor Conference Call

The Hartford will discuss the announcement on a conference call today at 1 p.m. EDT. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 9 a.m. EDT.

About The Hartford

The Hartford (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world's most ethical companies. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/thehartford. Follow us on Twitter at www.twitter.com/thehartford.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. This includes the risks, challenges and uncertainties associated with today’s announcement and related implementation plans and goals and objectives, as set forth in The Hartford’s Current Report on Form 8-K dated March 21, 2012. We assume no obligation to update this release, which speaks as of the date issued.

Media Contacts:

Shannon Lapierre, 860-547-5624

Shannon.lapierre@thehartford.com

or

David Snowden, 860-547-3397

david.snowden@thehartford.com

Investor Relations:

Sabra Purtill, 860-547-8691

sabra.purtill@thehartford.com

or

Ryan Greenier, 860-547-8844

ryan.greenier@thehartford.com